EXHIBIT 10.12.1

                     Fourth Amendment to Lease Guarantee


     This Fourth Amendment to Lease Guarantee ("Amendment") is hereby made, as of the date hereof, to that certain Lease Guarantee (the "Lease Guarantee"), dated as of December 30, 1992, as heretofore supplemented, by and between Pier 1 Imports, Inc., a Delaware corporation ("Pier 1"), Pier 1 Licensing, Inc., a Delaware corporation, Pier 1 Assets, Inc., a Delaware corporation, and Pier Set, Inc., a Delaware corporation ("Lessor"). Terms used herein and not otherwise defined shall have the meaning given to them in the Lease Guarantee.

     The parties hereto agree that from and after the date hereof, Paragraph 8(c) of the Guaranty shall be amended by amending and restating the last sentence thereof in its entirety to read as follows:

     "There shall not be included in the limitation upon Restricted Payments
(a) any dividends paid by any Subsidiary of Guarantor (1) to its corporate parent which is also a Subsidiary of Pier 1 or (2) to Guarantor or (b) the purchase by Guarantor of its stock during the period from 30 September 1995 to 29 February 1996 for an aggregate purchase price not in excess of $8,000,000."

     As amended hereby, the Lease Guarantee remains in full force and effect in all respects.

     This Amendment may be executed by the parties hereto in multiple counterparts and each counterpart, when so executed, shall be deemed an original, but all of which shall be considered as one agreement. Further, in making proof hereof, its all not be necessary to produce or account for more than one such counterpart.

     Dated to be effective as of the 1st day of November, 1995.

               Pier Set, Inc., a Delaware corporation
Attest:

___________________________        By:__________________________
Name: Eileen M. McBride      James D. Price
Title:  Secretary       President